Exhibit 10.43

OPTION FORFEITURE AGREEMENT

This Option Forfeiture Agreement (this “Agreement”) is entered into as of December 31, 2007 (the “Effective Date”) between Fossil, Inc., a Delaware corporation (the “Company”) and Kenneth W. Anderson (the “Optionee”).  The Company and the Optionee are collectively referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain award agreement (the “Award Agreement”) between the Parties dated as of January 1, 2007, the Company granted the Optionee an option (the “Option”) to purchase 4,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) pursuant to the 1993 Nonemployee Director Stock Option Plan of Fossil, Inc. (the “Director Plan”); and

WHEREAS, pursuant to the Award Agreement and the Director Plan, the Option becomes exercisable as follows: (i) with respect to 2,000 shares of Common Stock, as of the first anniversary of the date of grant; (ii) with respect to 1,000 shares of Common Stock, as of the second anniversary of the date of grant; and (iii) with respect to 1,000 shares of Common Stock, as of the third anniversary of the date of grant; and

WHEREAS, pursuant to the Director Plan, as of January 1 of each calendar year, each nonemployee director is automatically granted options to purchase 4,000 shares of Common Stock; provided, however, that such grant shall only be made if the number of shares subject to future grant under the Director Plan is sufficient to make all automatic grants required to be made pursuant to the Director Plan on the date of such grant; and

WHEREAS, pursuant to the Director Plan, Common Stock subject to options that are forfeited or terminated or expire unexercised in such a manner that all or some of the shares subject thereto are not issued to an optionee shall immediately become available for granting of options under the Director Plan; and

WHEREAS, as of the date of this Agreement, the Director Plan has 1,068 less shares than the sufficient number required to make the automatic grants to be made pursuant to the Director Plan on January 1, 2008; and

WHEREAS, in consideration for the grant of 4,000 shares to be made to the Optionee pursuant to the Director Plan on January 1, 2008, the Optionee desires to, and believes that it is in the best interests of the Company and the Optionee to, agree to forfeit his right, pursuant to the Award Agreement granting the Option and the Director Plan, to purchase (i) 1,000 shares of Common Stock that will become exercisable as of the third anniversary of the date of grant of such Option and (ii) 68 shares of Common Stock that will become exercisable as of the second anniversary of the date of grant of such Option, and the Company and the Optionee desire to enter into an agreement evidencing such forfeiture.

                NOW THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1.             Forfeiture of Option.  In consideration for the grant of 4,000 shares to be made to the Optionee pursuant to the Director Plan on January 1, 2008, the Optionee hereby irrevocably and unconditionally forfeits his right, pursuant to the Award Agreement granting the Option and the Director Plan, to purchase (i) 1,000 shares of Common Stock that will become exercisable as of the third anniversary of the date of grant of such Option and (ii) 68 shares of Common Stock that will become exercisable as of the second anniversary of the date of grant of such Option, and pursuant to Paragraph One of the Award Agreement, the Award Agreement is hereby amended to reduce the total number of shares of Common Stock underlying the Option by 1,068 and to provide that 932 shares shall be exercisable on the second anniversary of the date of grant of the Option and no shares shall be exercisable on the third anniversary of the date of grant of the Option, in accordance with the terms hereof.

2.             No Undue Influence.  The Optionee hereby agrees and acknowledges that he is executing this Agreement voluntarily and without any duress, coercion or undue influence by the Company or anyone else.

3.             Further Assurances.  Each Party to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

4.             Captions.  The captions used in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

5.             Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the Parties to this Agreement and their respective heirs, executors, administrators, successors and assigns.

6.             Execution.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by e-mail delivery of a “.pdf” format data file shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or by e-mail delivery of a “.pdf” format data file shall be deemed to be their original signatures for any purpose whatsoever.

7.             Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

8.             Governing Law.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of law.

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Signature Page to Follow]

                IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

COMPANY:

FOSSIL, INC.

By:

Name:

Title:

OPTIONEE:

Kenneth W. Anderson